Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 19, 2025, relating to the financial statements and financial highlights of Disciplined U.S. Equity Income Portfolio and Equity Income Portfolio , each a series of The Glenmede Fund, Inc., which are included in Form N-CSR for the year ended October 31, 2025, and to the references to our firm under the headings “Financial Highlights”, “Financial Statement Experts” and “Form of Agreement and Plan of Reorganization” in the Information Statement/Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 6, 2026